Consent of Independent Registered Public Accounting Firm

The Contract Owners
Fidelity Security Life Insurance Company
FSL Separate Account M


and

The Board of Directors
Fidelity Security Life Insurance Company


We consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" and to the use of our report dated April 2, 2004, with respect to the statutory financial statements of Fidelity Security Life Insurance Company, and the use of our report dated April 22, 2004, with respect to the statement of net assets of FSL Separate Account M in the Post-Effective Amendment No. 6 to the Registration Statement under the Securities Act of 1933 (File No. 333-69647) on Form N-4 and Amendment No. 7 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-09167).


                                       /s/KPMG LLP



Kansas City, Missouri
November 29, 2004